Exhibit 99.1


Praxair First-Quarter EPS Up 26% to 49 Cents

    DANBURY, Conn.--(BUSINESS WIRE)--April 28, 2004--Praxair, Inc. (NYSE: PX) reported record net income of $164 million for the first quarter of 2004, and diluted earnings per share of 49 cents. Net income and earnings per share rose 26% from $130 million and 39 cents per diluted share in the first quarter of 2003, adjusted to reflect the two-for-one stock split in December 2003. Growth in net income was due to higher sales revenue, higher operating profit and lower interest expense, partially offset by a slightly higher effective tax rate compared to the year-ago period.
    Sales for the quarter were $1,531 million compared to $1,337 million in 2003. Sales rose 15% on a reported basis, and 9% excluding the effect of currency appreciation. Operating profit of $260 million grew 21% from $215 million in 2003. Sales and operating profit both grew from strong overall volume growth, higher pricing, and currency effects. The overall operating margin increased from 16.1% to 17%.
    Commenting on the quarter, Dennis H. Reilley, chairman and chief executive officer, said, "Our strong results reflect continued pick-up in demand from most of our customers in all our end markets. Earnings grew as we achieved greater operating leverage and productivity across our system."
    In North America, sales of $960 million were 8% higher than $893 million in the year-ago quarter. Growth came from higher sales to all end markets, including energy, metals, electronics and healthcare.
    On-site, merchant and packaged gases all showed strong volume growth from the prior year. Operating profit of $149 million grew 14%, benefiting from volume gains and productivity improvements.
    In Europe, reported sales grew 26% to $208 million. Excluding the effect of a stronger Euro, sales grew 10% primarily from higher volumes and pricing. Operating profit grew to $52 million from $38 million in the year-ago period, primarily from higher volumes and currency effects. Praxair's volume growth in Europe continued to significantly outpace the overall level of economic growth.
    In South America, sales of $200 million grew 35%, or 18% excluding currency effects. Underlying sales grew from higher volumes and higher pricing. Operating profit was $32 million compared to $29 million in 2003.
    Sales in Asia grew 30% to $109 million, primarily from strong volume demand and production capacity additions in China. Operating profit of $17 million grew 31%, in line with sales growth.
    Praxair Surface Technologies' sales for the quarter of $111 million grew 13% from the prior year due to increased demand for global coatings in industrial and aviation markets, and a stronger Euro. Operating profit was $10 million, up strongly from $4 million in the year-ago period, reflecting improving business conditions and the benefits of cost-reduction actions taken in 2003.
    Cash flow from operations for the quarter was $181 million, after a $60-million contribution to the U.S. pension plan. Capital expenditures were $124 million. The company's after-tax return on capital* rose to 12.9%.
    In the second quarter of 2004, Praxair expects sales to grow 11% to 13% and operating profit to grow 17% to 21% versus the second quarter of 2003. Diluted earnings per share are expected to be between 48 cents and 52 cents. For the full year of 2004, Praxair expects sales growth in the range of 9% to 13% and operating profit growth in the range of 13% to 17%. Diluted earnings per share are expected to be in the range of $1.98 to $2.08. Full-year capital expenditures are expected to be in the area of $700 million.
    Commenting on the business outlook, Reilley said, " The U.S. economy has shown a dramatic turnaround over the past nine months, and our volume growth has outpaced industrial production. While we continue to see strong demand from our customers, high energy prices, a stronger U.S. dollar, and the potential for higher interest rates may moderate U.S. industrial activity later in the year. Our growth plans are moving forward, with new hydrogen capacity coming on stream, new semiconductor product offerings, and significant new business signed in China."

    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2003 sales of $5.6 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    * Non GAAP measure: See quarterly Financial Summary and Appendix:
Non-GAAP measures

    Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and
Appendix: Non-GAAP Measures

    A teleconference on Praxair's first-quarter results is being held this morning, April 28, at 9:00 am Eastern Standard Time. The number is (617) 786-2905 -- Passcode: 79692349. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

    The forward-looking statements contained in this announcement concerning demand for products and services, the expected macroeconomic environment, sales and earnings growth, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the impact of changes in worldwide and national economies, the cost and availability of electric power, natural gas and other materials, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates.


                    PRAXAIR, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                                                    Quarter Ended
                                                      March 31,
                                               -----------------------
                                                2004 (a,b)     2003
                                               ----------- -----------

SALES                                          $    1,531  $    1,337
Cost of sales                                         908         804
Selling, general and administrative                   204         185
Depreciation and amortization                         139         122
Research and development                               19          17
Other Income  (expense) - net                          (1)          6
                                               ----------- -----------
OPERATING PROFIT                                      260         215
Interest expense                                       37          42
                                               ----------- -----------
INCOME BEFORE INCOME TAXES                            223         173
Income taxes                                           56          41
                                               ----------- -----------
                                                      167         132
Minority interests                                     (6)         (5)
Income from equity investments                          3           3
                                               ----------- -----------
NET INCOME                                     $      164  $      130
                                               =========== ===========

PER SHARE DATA (c)
Basic earnings per share:
Net income                                     $     0.50  $     0.40

Diluted earnings per share:
Net income                                     $     0.49  $     0.39

Cash dividends                                 $     0.15  $     0.10

WEIGHTED AVERAGE SHARES OUTSTANDING (c)
Basic shares outstanding (000's)                  326,394     325,762
Diluted shares outstanding (000's)                331,573     329,270

(a) Consolidated sales for the 2004 quarter decreased $8 million from the incremental contractual pass-through of lower on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit compared to 2003.

(b) Consolidated sales for the 2004 quarter increased $77 million due to currency effects versus 2003.

(c) Earnings per share data for 2003 have been adjusted to reflect the December 15, 2003, two-for-one stock split.



                    PRAXAIR, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Millions of dollars)
                              (UNAUDITED)

                                                March 31,   Dec. 31,
                                                  2004        2003
                                               ----------- -----------
ASSETS
Cash and cash equivalents                      $       37  $       50
Accounts receivable                                 1,013         962
Inventories                                           308         302
Prepaid and other current assets                      125         135
                                               ----------- -----------
TOTAL CURRENT ASSETS                                1,483       1,449

Property, plant and equipment - net                 5,224       5,252
Goodwill                                            1,073       1,075
Other intangibles                                      55          56
Other assets                                          492         473
                                               ----------- -----------
TOTAL ASSETS                                   $    8,327  $    8,305
                                               =========== ===========

LIABILITIES AND EQUITY
Accounts payable                               $      401  $      413
Short-term debt                                       132         133
Current portion of long-term debt                      18          22
Other current liabilities                             515         549
                                               ----------- -----------
TOTAL CURRENT LIABILITIES                           1,066       1,117

Long-term debt                                      2,693       2,661
Other long-term liabilities                         1,234       1,244
                                               ----------- -----------
TOTAL LIABILITIES                                   4,993       5,022

Minority interests                                    198         195
Shareholders' equity                                3,136       3,088
                                               ----------- -----------
TOTAL LIABILITIES AND EQUITY                   $    8,327  $    8,305
                                               =========== ===========



                    PRAXAIR, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)
                              (UNAUDITED)

                                                    Quarter Ended
                                                      March 31,
                                               -----------------------
                                                  2004        2003
                                               ----------- -----------

OPERATIONS
  Net income                                   $      164  $      130
  Adjustments:
    Depreciation and amortization                     139         122
    Other non-cash charges                              1           9
    Working capital                                  (104)        (89)
    Long-term assets and liabilities and other        (19)         (1)
                                               ----------- -----------
     Net cash provided by operating activities        181         171
                                               ----------- -----------

INVESTING
  Capital expenditures                               (124)       (123)
  Acquisitions                                          -         (14)
  Divestitures and asset sales                         14          52
                                               ----------- -----------
     Net cash used for investing activities          (110)        (85)
                                               ----------- -----------

FINANCING
  Debt increase/(decrease) - net                       26          (8)
  Issuance of common stock                             66          43
  Purchases of common stock                          (123)        (61)
  Cash dividends                                      (49)        (35)
  Minority transactions and other                      (3)         (5)
                                               ----------- -----------
     Net cash used for financing activities           (83)        (66)

Effect of exchange rate changes on cash and
 Cash equivalents                                      (1)         (1)
                                               ----------- -----------

Change in cash and cash equivalents                   (13)         19

Cash and cash equivalents, beginning-of-period         50          39
                                               ----------- -----------

Cash and cash equivalents, end-of-period       $       37  $       58
                                               =========== ===========



                    PRAXAIR, INC. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                         (Millions of dollars)
                              (UNAUDITED)

                                                    Quarter Ended
                                                      March 31,
                                               -----------------------
                                                   2004        2003
                                               ----------- -----------

    SALES
      North America (a)                        $      960  $      893
      Europe (b)                                      208         165
      South America (c)                               200         148
      Asia (d)                                        109          84
      Surface Technologies (e)                        111          98
      Elimination                                     (57)        (51)
                                               ----------- -----------
           Total sales                         $    1,531  $    1,337
                                               =========== ===========

    SEGMENT OPERATING PROFIT
      North America (a)                        $      149  $      131
      Europe                                           52          38
      South America                                    32          29
      Asia                                             17          13
      Surface Technologies                             10           4
                                               ----------- -----------
           Total operating profit              $      260  $      215
                                               =========== ===========

(a) North American sales for the 2004 quarter decreased $8 million from the contractual pass-through of lower on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit.

(b) European sales for the 2004 quarter increased $27 million due to currency effects versus 2003.

(c) South American sales for the 2004 quarter increased $25 million due to currency effects versus 2003.

(d) Asia's sales for the 2004 quarter increased $5 million due to the consolidation of a joint venture in China, which is now controlled by Praxair.

(e) Surface Technologies sales for the 2004 quarter increased $7 million due to currency effects versus 2003.



                    PRAXAIR, INC. AND SUBSIDIARIES
                     QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                             (UNAUDITED)


                        2004                     2003
                     --------- ---------------------------------------
                         Q1        Q4        Q3       Q2(a)      Q1
FROM THE INCOME
 STATEMENT
Sales                $  1,531  $  1,461  $  1,414  $  1,401  $  1,337
Cost of sales             908       859       832       833       804
Selling, general and
 administrative           204       198       191       192       185
Depreciation and
 amortization             139       135       133       127       122
Research and
 development               19        21        18        19        17
Other income
 (expenses) - net          (1)       (4)        -        (7)        6
                     --------- ---------------------------------------
Operating profit          260       244       240       223       215
Interest expense           37        36        38        35        42
Income taxes               56        49        49        35        41
Minority interests         (6)       (7)       (6)       (6)       (5)
Income from equity
 investments                3         3         3         3         3
                     --------- ---------------------------------------
Net income           $    164  $    155  $    150  $    150  $    130
                     ========= =======================================
PER SHARE DATA (b)
Diluted earnings per
 share               $   0.49  $   0.47  $   0.45  $   0.45  $   0.39
Cash dividends per
 share               $   0.15  $   0.14  $   0.11  $   0.11  $   0.10
Diluted weighted
 average share
 outstanding (000's)  331,573   331,966   330,990   330,850   329,270

FROM THE BALANCE
 SHEET
Total debt           $  2,843  $  2,816  $  2,958  $  2,952  $  2,742
Total capital (non-
 GAAP measure, see
 Appendix)              6,177     6,099     6,013     6,000     5,379
Debt-to-capital ratio
 (non-GAAP measure,
 see Appendix)           46.0%     46.2%     49.2%     49.2%     51.0%

FROM THE STATEMENT OF
 CASH FLOWS
Cash flow from
 operations          $    181  $    387  $    303  $    276  $    171
                     --------- ---------------------------------------
Capital expenditures,
 excluding purchase
 of leased assets         124       199       168       154       123
Purchase of leased
 assets                     -         -         -       339         -
                     --------- ---------------------------------------
     Total capital
      expenditures        124       199       168       493       123
Acquisitions                -        31         3        25        14
Cash dividends             49        44        35        35        35

OTHER INFORMATION
Number of employees    25,281    25,438    25,361    24,996    24,730
After-tax return on
 capital (ROC) (non-
 GAAP measure, see
 Appendix)               12.9%     12.5%     12.3%     12.9%     12.6%

SEGMENT DATA
SALES
-----
North America        $    960  $    923  $    918  $    893  $    893
Europe                    208       191       168       175       165
South America             200       188       187       185       148
Asia                      109       110       103        92        84
Surface Technologies      111       104        99        99        98
Eliminations              (57)      (55)      (61)      (43)      (51)
                     --------- ---------------------------------------
    Total            $  1,531  $  1,461  $  1,414  $  1,401  $  1,337
                     ========= =======================================
SEGMENT OPERATING
 PROFIT
-----------------
North America        $    149  $    141  $    141  $    135  $    131
Europe                     52        47        44        41        38
South America              32        30        29        26        29
Asia                       17        19        17        15        13
Surface Technologies       10         7         9         6         4
                     --------- ---------------------------------------
    Total            $    260  $    244  $    240  $    223  $    215
                     ========= =======================================

(a) Diluted EPS for the second quarter of 2003 includes a charge of ($0.01) per share from the recognition of currency hedge losses related to anticipated second half net income and a benefit of $0.03 per share from the resolution of various tax matters for previous years. Reported diluted EPS was $0.45, and it would have been $0.43 per diluted share excluding these items (EPS of $0.43 is a non-GAAP measure).

(b) Per share data for 2003 has been adjusted to reflect the December 15, 2003, two-for-one stock split.



                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                          NON-GAAP MEASURES
                     (Dollar amounts in millions)
                             (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its debt-to-capital ratio is appropriate for measuring its financial leverage. The Company believes that its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interest, preferred stock, and shareholders' equity).

                       2004                      2003
                     --------- ---------------------------------------
                      Q1(a)      Q4(a)     Q3(a)     Q2(b)      Q1
TOTAL CAPITAL
-------------
  Total debt         $  2,843  $  2,816  $  2,958  $  2,952  $  2,742
  Minority interests      198       195       181       168       160
  Preferred stock           -         -         -         -         -
  Shareholders'
   equity               3,136     3,088     2,874     2,880     2,477
                     --------- ---------------------------------------
     Total Capital   $  6,177  $  6,099  $  6,013  $  6,000  $  5,379
                     ========= =======================================

DEBT-TO-CAPITAL
 RATIO                   46.0%     46.2%     49.2%     49.2%     51.0%
---------------      ========= =======================================


AFTER-TAX RETURN ON
 CAPITAL (ROC)
-------------------
  Operating profit   $    260  $    244  $    240  $    223  $    215
  Less: reported
   taxes                  (56)      (49)      (49)      (35)      (41)
  Less: tax benefit
   on interest
   expense                 (9)       (9)       (9)       (8)      (10)
  Add: income from
   equity
   investments              3         3         3         3         3
                     --------- ---------------------------------------
     Net operating
      profit after-
      tax (NOPAT)    $    198  $    189  $    185  $    183  $    167

  Beginning capital  $  6,099  $  6,013  $  6,000  $  5,379  $  5,252
  Ending capital     $  6,177  $  6,099  $  6,013  $  6,000  $  5,379
  Average capital    $  6,138  $  6,056  $  6,007  $  5,690  $  5,316

  ROC %                   3.2%      3.1%      3.1%      3.2%      3.1%

     ROC %
      (annualized)       12.9%     12.5%     12.3%     12.9%     12.6%
                     ========= =======================================

(a) ROC after the second quarter 2003 was reduced by 0.8% on an annualized basis due to the additional debt from the purchase of leased assets in the 2nd quarter of 2003.

(b) NOPAT for the second quarter of 2003 included a tax benefit of $10 million (0.7% ROC annualized) resulting from the resolution of tax matters from previous years, and a charge of $5 million pre- tax and $4 million-after tax (0.3% ROC annualized) from the recognition of currency hedge losses related to anticipated second half net income. ROC for the second quarter was reduced by 0.4% on an annualized basis due to the additional debt from the purchase of leased assets.


    CONTACT: Praxair, Inc.
             Media:
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
             or
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com